                                                                    EXHIBIT 15.1

CLASS A
DISTRIBUTION PLAN
OF
VAN KAMPEN AMERICAN CAPITAL HIGH INCOME CORPORATE BOND FUND


Section 1. Van Kampen American Capital High Income Corporate Bond Fund (the "Fund") may act as a distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), according to the terms of this Distribution Plan (the "Plan").

Section 2. The Fund may incur as a distributor of securities of which it is the issuer, expenses of up to twenty-five one-hundredths of one percent (.25%) per annum of the Fund's average daily net assets.

Section 3. Amounts set forth in Section 2 may be expended when and if authorized in advance by the Fund's Trustees. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Fund's shares or the retention of shares by investors, including but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to dealers under a dealer incentive program to be established by Van Kampen American Capital Distributors, Inc. ("VKAC") as the Fund's Distributor, in accordance with Section 4, and the costs of administering such a program. All amounts expended pursuant to the Plan shall be paid to VKAC. VKAC shall be required to use such amounts exclusively to finance those activities set forth in sections 3 and 4 of the Plan.

Section 4. (a) Amounts expended by the Fund under the Plan shall be used primarily for the implementation by VKAC of a dealer incentive program and to pay the costs of administering the calculation of payment under such program.

(b) Pursuant to this program, VKAC may enter into agreements ("Servicing Agreements") with such broker/dealers ("Dealers") as may be selected from time to time by VKAC for the provision of distribution assistance in connection with the sale of shares of the Fund ("Shares") to the Dealers' clients and customers ("Customers") and for the provision of administrative support services to Customers who may from time to time directly or beneficially own Shares. The distribution assistance and administrative support services to be rendered by Dealers under the Servicing Agreements may include, but shall not be limited to, the following: distributing sales literature; answering routine Customer inquiries concerning the Fund; assisting Customers in changing dividend options, account designations and addresses, and in enrolling into the pre-authorized check plan, systematic withdrawal plan or any of several tax sheltered retirement plans offered in connection with the purchase of Shares; assisting in the establishment and maintenance of Customer accounts and records and in the processing of purchase and redemption transactions; investing dividends and capital gains distributions automatically in Shares and providing such other information and services as the Fund or the Customer may reasonably request.

Section 5. This Plan shall not take effect until it has been approved, by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund.

Section 6. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

Section 7. Unless sooner terminated pursuant to Section 9, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 6.

Section 8. VKAC shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 9. This Plan may be terminated, without payment of any penalty, at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority of the Fund's outstanding voting securities.

Section 10. Any agreement related to this Plan shall be in writing, and shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of the Fund's outstanding voting securities, on not more than sixty days written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 11. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in

Section 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 6 hereof.

Section 12. The execution of this Plan has been authorized by the Fund's Trustees and by the sole shareholder of the Class A shares of the Fund. This Plan is executed on behalf of the Fund or the Trustees of the Fund as Trustees and not individually and that the obligations of this Plan are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund. A Certificate of Trust in respect of the Fund is on file with the Secretary of the State of Delaware.


VAN KAMPEN AMERICAN CAPITAL HIGH INCOME CORPORATE BOND FUND


By:    /s/ NORI L. GABERT
       -----------------------
Name:  Nori L. Gabert
Its:   Vice President


Plan effective as of: August 5, 1995



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